                                                                    EXHIBIT 10.1


                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (the "AGREEMENT"), is entered into as of this 5th day of May, 1999, by and between Wexford Technology, Inc. ("Wexford") a Utah corporation, as SELLER and Imperial Petroleum, Inc., a Nevada corporation ("Imperial"), as BUYER.

                              W I T N E S S E T H:

     WHEREAS, Wexford is the owner of certain assets, stock, notes receivable, notes payable and other liabilities and certain other rights comprising those properties and subsidiaries set forth on Exhibit A attached hereto; and

     WHEREAS, in connection with its acquisition of U.S. Gaming & Leisure Corp. ("USGL"), Wexford is obligated prior to the closing with USGL to dispose of its business interests and subsidiaries with the result that Wexford shall have no assets or liabilities; and

     WHEREAS, Wexford desires to sell, transfer and assign to Imperial all of its right, title and interest in and to those assets, stock, notes and accounts receivable, notes and accounts payable and other liabilities and certain other rights comprising those properties and subsidiaries as described on Exhibit A and any and all equipment used by Wexford in conjunction with the operation of said properties and subsidiaries and located on the premises, collectively referred to as the "Acquired Assets"; and

     WHEREAS, it is the intent of both Wexford and Imperial that Imperial acquire all of the assets and liabilities of Wexford at the time of closing whether or not specifically identified on Exhibit "A"; and

     WHEREAS, the Board of Directors of both Wexford and Imperial deem it in the best interests of each to complete the transaction herein contemplated;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements, provisions, covenants, representations and warranties herein contained, the parties hereto hereby agree as follows:

                         1. PURCHASE AND SALE OF ASSETS.

     1.01 PURCHASE AND SALE. On and subject to the terms and conditions of this Agreement, Imperial agrees to purchase from Wexford and Wexford agrees to sell, transfer, convey and deliver to Imperial all of Wexford's right, title and interest in and to the Acquired Assets, including without limitation, the following assets:

     (a) all of Wexford' right, title and interest in and to each of the properties as more particularly described on Exhibit A attached hereto, and all equipment, buildings, fixtures and other improvements located thereon and all rights, easements, rights-of-way and other interests incidental thereto and used or necessary for the use and enjoyment of the properties by Imperial;

     (b) all machinery, equipment, trucks, tractors and trailers and related spare components and parts, inventories of raw materials, supplies and minerals, processed goods, goods in process, and tools located on the properties or used in connection with the properties described in Exhibit A;

     (c) all certificates, licenses, permits, registrations and applications therefor necessary, useful for, used or held for use by Wexford in the ownership or operation of the properties (collectively, the "Permits"); whether held in the name of Wexford or in an affiliate entity;

     (d) all water wells and water rights, licenses, permits and applications therefor to locate, drill for, produce, use, gather, restrict flow, store or remove water on, from or to the properties (collectively, the "Water Rights"); and

     (e) all books, records, ledgers, files, documents, correspondence, lists, plats, maps, plans, drawings, blueprints, specifications, assays, studies, reports and other written or printed materials necessary, useful for, held for use by Wexford useful in the ownership or operation of the properties on Exhibit A, including any stock certificates, stock appreciation rights, warrant certificates or similar documents conveying ownership of the properties;

     1.02 PURCHASE PRICE. Imperial agrees to purchase the Acquired Assets from Wexford at Closing for the following consideration:

        (a) Imperial will retire the note receivable from Wexford to Imperial in the principal amount of $467,835, including accrued interest thereon to the date of closing.

        (b) Imperial will retire the accounts payable from Wexford to Imperial in the amount of $45,000.

        (c) Imperial will assume outstanding notes and accounts payable to third parties from Wexford in the principal amount of $ 885,845, including accrued interest thereon to the date of closing.

        (d) Imperial will assume outstanding notes and accounts receivable owed by Wexford from third parties on the amount of $218,300, including accrued interest through January 31, 1999 of $19,647.

     1.03 CLOSING. Subject to the terms and provisions of this Agreement, the closing of the transactions contemplated by this Agreement will be at 10:00 a.m. at the offices Imperial Petroleum, Inc., 100 NW Second Street, Suite 312, Evansville, IN 47708, on or before, March 9, 1999, or at such earlier or later date or such other place as shall be mutually agreed upon by Imperial and Wexford, such date and time sometimes being referred to herein as the "Closing" or "Closing Date."

                 2. REPRESENTATIONS AND WARRANTIES OF IMPERIAL.

     Imperial represents and warrants to Wexford that, to the best of its knowledge, the statements contained in this Section 2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2.

     2.01 ORGANIZATION, QUALIFICATION AND CORPORATE POWER. Imperial is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Imperial is duly authorized to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification. Imperial has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

     2.02 AUTHORITY. Imperial has all requisite corporate power and authority to execute and deliver this Agreement and all agreements, instruments and documents to be executed and delivered by Imperial hereunder, to consummate the transactions contemplated hereby and to perform all terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by Imperial and all agreements, instruments, and documents to be executed and delivered by Imperial hereunder, the performance by Imperial of all the terms and conditions hereto to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of Imperial, and no other corporate proceedings of Imperial are necessary with respect thereto. All persons who have executed and delivered this Agreement, and all persons who will execute and deliver the other agreements, documents and instruments to be executed and delivered by Imperial hereunder, have been duly authorized to do so by all necessary actions on the part of Imperial. This Agreement constitutes, and each other agreement and instrument to be executed by Imperial hereunder, when executed and delivered by Imperial, will constitute, the valid and binding obligation of Imperial enforceable against it in accordance with its terms.

     2.03 CAPITALIZATION. The entire authorized capital stock of Imperial, as of the date of the Agreement, consists of 50,000,000 shares of common stock, par value $0.06 per share, of which 8,985,413 shares are, as of the date of this Agreement, issued and outstanding, including 152,290 shares held in treasury. Certain employees and other individuals have been granted warrants to acquire restricted common stock of Imperial, which if exercised would result in the issuance of an additional 966,666 shares of common stock as more fully described in the Imperial Disclosure Schedule Section 2.03 attached hereto and made a part hereof. All of the issued and outstanding shares of Imperial common stock have been duly authorized, are validly issued, fully paid, and non-assessable. Except as disclosed in the Imperial Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which Imperial is a party or which are binding upon Imperial providing for the issuance, disposition or acquisition of any of its capital stock. Upon issuance, the Imperial Shares to be issued to Sellers, pursuant to this Agreement will be duly authorized, validly issued, fully paid and non-assessable.

     2.04 NON-CONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any federal, state or local government, governmental agency or court to which Imperial is subject or any provision of its Certificate of Incorporation, Bylaws or Board of Directors or stockholder resolutions of Imperial or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest or other arrangement to which Imperial is a party or by which it is bound or to which any of its assets is subject or result in the imposition of any security interest upon any of its assets. Imperial is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any federal, state or local government, governmental agency, bank, financial institution or other person or entity in order for Imperial to consummate the transactions contemplated by this Agreement.

     2.05 SUBSIDIARIES. The subsidiaries of Imperial are disclosed in the Imperial Disclosure Schedule, Section 2.06 attached hereto and made a part hereof.

     2.06 DISCLOSURE. The representations and warranties contained in this
Section 2 do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this
Section 2 not misleading.

     2.07 REPRESENTATION. Imperial represents and warrants that in making the decision to acquire the Acquired Assets, it has relied upon its own independent investigations and the independent investigations by its representatives, including its own professional legal, tax, and business advisors, and that Imperial and its representatives have been given the opportunity to examine all relevant documents and to ask questions of and to receive answers from Wexford.

              3. REPRESENTATIONS AND WARRANTIES CONCERNING WEXFORD.

     Wexford, represents and warrants to Imperial that, to the best of their knowledge, the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.

     3.01 AUTHORITY. Wexford has all requisite power and authority to execute and deliver this Agreement and all agreements, instruments and documents to be executed and delivered by Wexford hereunder, to consummate the transactions contemplated hereby and to perform all terms and conditions hereof to be performed by it. This Agreement constitutes, and each other agreement and instrument to be executed by Wexford hereunder, when executed and delivered by Wexford, will constitute, the valid and binding obligation of Wexford enforceable against it in accordance with its terms.

     3.02 NON-CONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency or court to which Wexford is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest or other arrangement to which Wexford is a party or by which it is bound or to which any of its assets is subject or result in the imposition of any security interest upon any of its assets. Wexford is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any federal, state or local government, governmental agency, bank, financial institution or other party in order for Wexford and Imperial to consummate the transactions contemplated by this Agreement.

     3.03 TITLE. Wexford has, and upon the Closing Date will have, valid and binding contractual rights to acquire the Acquired Assets, free and clear of all liens, claims, mortgages, security interests, pledges, encumbrances or restrictions on transfer of any kind or nature.

     3.04 ACQUIRED ASSETS.

     (a) Each of the properties comprising the Acquired Assets is legal, valid, binding, enforceable and in full force and effect. Wexford has performed each and every obligation and requirement under each agreement affecting the Acquired Assets necessary to create, preserve and maintain each of the properties comprising the Acquired Assets as legal, valid, binding, enforceable and in full force and effect. Wexford has made each and every required filing with all federal, state and local governmental authorities, and similar documents, necessary to create, preserve and maintain the Acquired Assets and all such filings are complete, true and correct. Wexford is not in breach of or default under any agreements affecting the properties comprising the Acquired Assets and no event has occurred which, with notice or passage of time, would constitute a breach of or default under or permit revocation, termination or modification of the Acquired Assets and Wexford has received no notice and have no knowledge of any such breach, default, revocation, termination or modification which would materially affect the Acquired Assets.

     (b) With respect to each property comprising the Acquired Assets: (i) Wexford has good and marketable title, free and clear of any security interest, easement, covenant or other restriction; (ii) there are no pending or threatened condemnation proceedings, lawsuits or administrative actions relating to any Acquired Assets or other matters affecting adversely the current use, occupancy or value thereof; (iii) the legal description for each property as set forth on Exhibit A attached hereto describes such property fully and adequately; (iv) all facilities thereon have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, rules and regulations; (v) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Acquired Assets; (vi) there are no outstanding options or rights of first refusal to purchase the Acquired Assets, or any portion thereof or interest therein.

     3.05 PERMITS. Each of the Permits is legal, valid, binding, enforceable and in full force and effect. Wexford has made all payments and performed each and every obligation and requirement under each Permit necessary to preserve and maintain each Permit as legal, valid, binding, enforceable and in full force and effect. Wexford is not in breach of or default under any Permit and no event has occurred which, with notice or the passage of time, would constitute a breach of or default under or permit revocation, termination or modification of any Permit and Wexford has received no notice and have no knowledge of any such revocation, termination or modification of any Permit.

     3.07 GOVERNMENTAL APPROVALS. No consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any federal, state or local governmental authority (including, without limitation, any department, bureau or agency), is required to be obtained or made in connection with the execution and delivery of this Agreement by Wexford or the consummation by Wexford of the transactions contemplated hereby the failure of which to obtain would have a material adverse affect on the Acquired Assets, Imperial or Imperial's ability to own, operate or exploit the Acquired Assets.

     3.08 TAX MATTERS. Wexford has filed or will file all federal, state and local tax returns that it is required to file. All federal, state and local taxes owed by Wexford (whether or not shown on any tax return) including, without limitation, income, withholding, excise, ad valorem, social security, unemployment, occupation, transfer, sales, use and property taxes, have been or will be paid. Wexford is not currently the beneficiary of any extension of time within which to file any tax return. No claim has ever been made by an authority in a jurisdiction where Wexford does not file tax returns that it is or may be subject to taxation by that jurisdiction. There are no security interests or liens on any of the assets of Wexford that arose in connection with any failure (or alleged failure) by Wexford to pay any federal, state or local tax. Wexford have withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. No director or officer (or employee responsible for tax matters) of Wexford or any affiliate expects any federal, state or local authority to assess any additional taxes for any period for which tax returns have been filed. There is no dispute or claim concerning any federal, state or local tax liability either (A) claimed or raised by any authority in writing or
(B) as to which Wexford or any of the directors and officers (and employees responsible for tax matters) of Wexford or any affiliate have knowledge based upon personal contact with any agent of such authority.

     3.09 LITIGATION. There is no litigation and there are no arbitration proceedings or governmental proceedings, suits or investigations pending, instituted or threatened against Wexford or any of the Acquired Assets. Neither Wexford nor any of the Acquired Assets, are subject to any judicial or administrative judgment, order, decree or restraint currently affecting Wexford in a manner that is material and adverse to the Acquired Assets. Wexford has not received any notifications or charges from any federal, state, or local governmental authority involving oil and gas, occupational safety and health or water quality or other environmental matters.

     3.10 ENVIRONMENT, HEALTH AND SAFETY.

     (a) Wexford and its predecessors and affiliates have each complied with all laws (including rules and regulations thereunder) of federal, state and local governments (and all agencies thereof) concerning the environment, public health and safety and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice has been filed or commenced against any of them alleging any failure to comply with any such law or regulation.

     (b) Wexford has no liability (and there is no basis related to the past or present operations, properties or facilities of Wexford and its respective predecessors and affiliates) for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against Wexford giving rise to any liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act of 1972, the Clean Air Act of 1970, the Safe Drinking Water Act of 1974, the Toxic Substances Control Act of 1976, the Refuse Act of 1899, or the Emergency Planning and Community Right-to-Know Act of 1986 (each as amended), or any other law (or rule or regulation thereunder) of any federal, state or local government (or agency thereof), concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment.

     (c) Wexford has no liability and none of their predecessors and affiliates have handled or disposed of any substance, arranged for the disposal of any substance or owned or operated any property or facility in any manner that could form the basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand (under the common law or pursuant to any statute) against giving rise to any liability for damage to any site, location, or body of water (surface or subsurface) or for illness or personal injury.

     (d) Wexford has no liability and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Sellers giving rise to any liability under the Occupational Safety and Health Act, as amended, or any other law (or rule or regulation thereunder) of any federal, state or local government (or agency thereof) concerning employee health and safety.

     (e) Wexford has no liability and has not exposed any employee or contractor to any substance or condition that could form the basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to statute) against Wexford giving rise to any liability for any illness of or personal injury to any employee or contractor.

     (f) Wexford has obtained and been in compliance with all of the terms and conditions of all permits, licenses and other authorizations which are required under, and have complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in, all federal, state and local laws (including rules, regulations, codes, plans, judgments, orders, decrees, stipulations, injunctions and charges thereunder) relating to public health and safety, worker health and safety and pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, groundwater, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or chemical, industrial, hazardous, or toxic materials or wastes.

     (g) All properties and equipment used in the business of Wexford have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2 trans-dichloroethylene, dioxins, dibenzofurans, and other hazardous substances.

     (h) All product labeling of Wexford has been in conformity with applicable laws (including rules and regulations thereunder).

     (i) No pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste ever has been buried, stored, spilled, leaked, discharged, emitted, or released on any real property comprising the Acquired Assets.

     (j) There are no underground storage tanks located on the Acquired Assets.

     3.11 LEGAL COMPLIANCE.

     (a) Wexford has complied with all laws (including rules and regulations thereunder) of federal, state and local governments (and all agencies thereof), and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against Wexford alleging any failure to comply with any such law or regulation.

     (b) Wexford has complied with all applicable laws (including rules and regulations thereunder) relating to the employment of labor, employee civil rights, and equal employment opportunities.

     (c) Wexford has complied with all applicable federal, state and local laws (including rules and regulations thereunder) relating to crude oil and natural gas production, exploration and extraction or the processing or transportation and storage of crude oil and natural gas.

     (d) Wexford has not violated in any respect or received a notice or charge asserting any violation of the Sherman Act, the Clayton Act, the Robinson-Patman Act, or the Federal Trade Commission Act, each as amended.

     (e) Wexford has not: (i) made or agreed to make any contribution, payment or gift of funds or property to any governmental official, employee, or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction;
(ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on any books or records for any reason; (iii) made or agreed to make any contribution made by any other person, to any candidate for federal, state, local or foreign public office.

     (f) Wexford has filed in a timely manner all reports, documents, and other materials it was required to file (and the information contained therein was correct and complete in all respects) under all applicable laws (including rules and regulations thereunder).

     (g) Wexford has possession of all records and documents it was required to retain under all applicable laws (including rules and regulations thereunder).

     3.12 DISCLOSURE. The representations and warranties contained in this
Section 3 do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this
Section 3 not misleading.

                           4. SURVIVAL AND INDEMNITY.

     4.01 SURVIVAL. All of the representations and warranties of Wexford contained in this Agreement and the representations of Imperial contained in this Agreement shall survive the Closing Date, even if the damaged party knew or had reason to know of any misrepresentation or breach of warranty at the time of the Closing Date, and shall continue in full force and effect for a period of six months thereafter.

     4.02 INDEMNIFICATION FOR BENEFIT OF THE IMPERIAL . In the event Wexford breaches any of their joint and several representations, warranties or covenants contained herein, and provided that Imperial makes a written claim for indemnification against Wexford pursuant to Section 9.04, then Wexford agrees to indemnify and hold harmless Imperial from and against the entirety of any Adverse Consequences Imperial may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Imperial may suffer after the end of the applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

     4.03 INDEMNIFICATION FOR BENEFIT OF WEXFORD. In the event Imperial breaches any of its representations, warranties and covenants contained herein, and provided that Wexford makes a written claim for indemnification against Imperial pursuant to Section 9.04, then Imperial agrees to indemnify and hold harmless Wexford from and against the entirety of any Adverse Consequences Wexford may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of or caused by the breach.

     4.04 INDEMNIFICATION PROCEDURE. If any third party shall notify any party to this Agreement (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against any other party (the "Indemnifying Party") under this Section 4, then the Indemnified Party shall notify each Indemnifying Party thereof promptly; provided however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is damaged. In the event any Indemnifying Party notifies the Indemnified Party within 10 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of the Indemnified Party's choice reasonably satisfactory to the Indemnifying Party, (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense, (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party not to be withheld unreasonably, and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party for all liability with respect thereto, without the written consent of the Indemnified Party not to be withheld unreasonably. In the event no Indemnifying Party notifies the Indemnified Party with 10 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, however, the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate.

     4.05 DETERMINATION OF LOSS. The parties shall make appropriate adjustment for tax benefits and insurance proceeds (reasonably certain of receipt and utility in each case) and for the time cost of money in determining the amount of loss for purposes of this Section 4.

     4.06 OTHER INDEMNIFICATION PROVISIONS. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory or common law remedy any party may have for breach of representation, warranty or covenant.

     4.07 DEFINITION OF ADVERSE CONSEQUENCES. As used in this Section 4, "Adverse Consequences" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demand, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses (including any losses resulting from the loss or invalidity of the leases comprising the Acquired Assets), expenses and fees, including all attorneys' fees and court costs.

                  5. CONDUCT AND TRANSACTIONS PRIOR TO CLOSING.

     5.01 COVENANTS OF WEXFORD. Between the date of this Agreement and the Closing Date or, if earlier termination of this Agreement:

     (a) Wexford agrees to give Imperial its agents and representatives, full access to the Acquired Assets and all of Wexford's premises and books and records relating to the Acquired Assets and its operation, and to furnish Imperial with such financial and operating data and other information with respect to the Acquired Assets and its ownership and operation as Imperial shall from time to time request; provided, however, that any such investigation shall not affect any of the representations and warranties of Wexford hereunder; and provided further, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the business of Wexford. In the event of termination of this Agreement, Imperial will return to Wexford all documents, work papers, and other material obtained from Wexford in connection with the transactions contemplated hereby and will keep confidential any information obtained pursuant to this Agreement unless such information is ascertainable from public or published information or trade sources.

     (b) Wexford, to the extent required for continued ownership and operation of the Acquired Assets and Permits without impairment, will use its best efforts to preserve substantially intact the business organization of Wexford, to keep available the services of the present officers and employees of Wexford, and to preserve the present relationships of Wexford with persons having significant business relationships with Wexford. All lease and rental payments required pursuant to Wexford's existing agreement will be current at the time of Closing.

     (c) Wexford will conduct its business relating to the Acquired Assets and Permits only in the ordinary course and will not engage in any practice, take any action or enter into any transaction relating to the Acquired Assets or Permits outside the ordinary course of business. By way of amplification and not limitation and except as otherwise provided in this Agreement, Wexford will not, without the prior written consent of Imperial, (i) make any material change in the conduct of the business of the Acquired Assets or fail to conduct its operations in the ordinary course consistent with past practice; (ii) fail to maintain and keep the Acquired Assets and Permits in the same condition in all material respects in which the Acquired Assets were on the date of this Agreement, normal wear and tear excepted, or fail to perform routine maintenance on the Acquired Assets not materially less frequently and to a degree not materially less in magnitude than in accordance with the schedule and magnitude of routine maintenance carried out by Wexford prior to the date of the Agreement; (iii) sell or dispose of any of its assets employed in the business conducted on the Acquired Assets; or (iv) commit itself to do any of the foregoing.

     (d) Wexford will: (i) promptly notify Imperial of the receipt of any written notice or written claim of a material breach or default by Wexford, or of any termination or cancellation, or written threat of termination or cancellation, of any of the Acquired Assets or Permits; (ii) promptly notify Imperial of any action, suit, proceeding, claim or investigation which is threatened or commenced against Wexford which relates to or affects in any material respect the ownership or operation of the Acquired Assets by Imperial after the Closing of this Agreement or the transactions contemplated thereby;
(iii) promptly notify Imperial of any condition or circumstance occurring from the date hereof up to and including the Closing Date that would cause the representations and warranties of Wexford contained herein to become untrue in any material respect; and (iv) cooperate with Imperial to effect an orderly transition of the ownership and operation of the Acquired Assets and Permits and use its best efforts to protect the relationships with Wexford's existing customers and suppliers relating to the Acquired Assets.

     (e) Wexford agrees that neither it nor its affiliates nor any employee, representative or advisor of Wexford or their affiliates will, directly or indirectly, (i) solicit, initiate or encourage any Acquisition Proposal (as defined below) relating to the Acquired Assets or afford access to the properties or permits or the books and records relating to the Acquired Assets or Permits, to any person that may be considering making or has made an Acquisition Proposal. Wexford shall immediately cease or cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any Acquisition Proposal. As used herein, the term "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, (i) the acquisition of all or a substantial portion of the Acquired Assets (other than the transactions contemplated by this Agreement). The provisions of this Section 5.01 shall remain in effect until the earlier of the termination of this Agreement pursuant to Section 8 or the Closing.

     5.02 COVENANTS OF IMPERIAL.

     (a) Between the date of this Agreement and the Closing Date, Imperial agrees to give to Wexford, their agents and representatives, full access to all premises and books and records, and to cause Imperial's officers to furnish Wexford with such financial and operating data and other information with respect to the business and properties of Imperial as Wexford shall from time to time reasonably request; provided, however, that any such investigation shall not affect any of the representations and warranties of Imperial hereunder; and provided further, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the business of Imperial. In the event of termination of this Agreement, Wexford will return to Imperial all documents, work papers and other material obtained from Imperial in connection with the transactions contemplated hereby and will use all reasonable efforts to keep confidential any information obtained pursuant to this Agreement unless such information is ascertainable from public or published information or trade sources.

     (b) Imperial waives compliance by Wexford with the bulk sales law of the Texas Uniform Commercial Code and any other applicable bulk sales law in connection with the sale of Acquired Assets contemplated by this Agreement. Wexford hereby agrees to indemnify and hold Imperial harmless from and against all losses, damages and expenses incurred by Imperial as a result of such noncompliance.

     5.03 CONSENTS. Prior to Closing, Wexford and Imperial shall each use their or its respective best efforts to obtain the consent or approval of each person (including any federal, state or local governmental authority) whose consent or approval shall be required in order to permit Imperial or Wexford, as the case may be, to consummate the transactions contemplated by this Agreement.

                            6. CONDITIONS TO CLOSING.

     6.01 CONDITIONS TO OBLIGATIONS OF IMPERIAL. The obligation of Imperial to effect the Closing of the transactions contemplated by this Agreement shall be subject to the following conditions:

     (a) Wexford shall have furnished Imperial with certified copies of resolutions duly adopted by its Board of Directors authorizing all necessary and proper corporate action approving the execution, delivery and performance of this Agreement.

     (b) Except to the extent waived hereunder, (i) the representations and warranties of Wexford contained herein shall be true and correct in all material respects at the Closing Date with the same effect as though made at such time; and (ii) Wexford shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied by them prior to the Closing Date.

     (c) Wexford shall have obtained and delivered to Imperial all consents required to consummate the transactions contemplated by this Agreement.

     (d) There shall not have occurred (i) any material adverse change in the Acquired Assets or the business, properties, results of operations or financial condition of Wexford, (ii) any loss of or damage to any of the Acquired Assets (whether or not covered by insurance) of Wexford which will materially affect or impair the ability of Imperial to own or operate the Acquired Assets.

     (e) All statutory requirements for the valid consummation by Wexford of the transactions contemplated by this Agreement shall have been fulfilled and all authorizations, consents and approvals of all federal, state or local governmental agencies and authorities required to be obtained in order to permit consummation by Wexford of the transactions contemplated by this Agreement and to permit the business now or previously carried on by Wexford at the Acquired Assets to continue unimpaired to any material degree immediately following the Closing Date shall have been obtained. Between the date of this Agreement and the Closing Date, no governmental agency, whether federal, state or local, shall have instituted (or threatened to institute) an investigation or other proceeding which is pending at the Closing Date relating to the transactions contemplated by this Agreement and between the date of this Agreement and the Closing Date no action or proceeding shall have been instituted or, to the knowledge of Wexford, shall have been threatened by any party (public or private) before a court or other governmental body to restrain or prohibit the transactions contemplated by this Agreement or to obtain damages in respect thereof.

     (f) Imperial shall have received from Wexford all files and records, including without limitation, contracts, assignments, agreements, receipts, deeds, leases, assays and correspondence and any other documents or files, which in any way relate to the current or former operations of the Acquired Assets.

     (g) Wexford shall have complied with the delivery requirements set forth in
Section 7.03 of this Agreement.

     6.02 CONDITIONS TO OBLIGATIONS OF WEXFORD. The obligation of Wexford to effect the Closing of the transactions contemplated by this Agreement shall be subject to the following conditions:

     (a) Imperial shall have furnished Wexford with certified copies of resolutions duly adopted by its Board of Directors authorizing all necessary and proper corporate action approving the execution, delivery and performance of this Agreement.

     (b) Except to the extent waived hereunder, (i) the representations and warranties of Imperial contained herein shall be true in all material respects at the Closing Date with the same effect as though made at such time; and (ii) Imperial shall have performed all material obligations and complied with all material covenants required by this Agreement to be performed or complied with by it prior to the Closing Date.

     (c) All statutory requirements for the valid consummation by Imperial of the transactions contemplated by this Agreement shall have been fulfilled and all authorizations, consents and approvals of all federal, state, local and foreign governmental agencies and authorities required to be obtained in order to permit consummation by Imperial of the transactions contemplated by this Agreement shall have been obtained. Between the date of this Agreement and the Closing Date, no governmental agency, whether federal, state or local, shall have instituted (or threatened to institute) in a writing directed to Wexford, Imperial or any of their subsidiaries, an investigation which is pending at the Closing Date relating to the transactions contemplated by this Agreement and between the date of this Agreement and the Closing Date no action or proceeding shall have been instituted or, to the knowledge of Imperial, shall have been threatened by any party (public or private) before a court or other governmental body to restrain or prohibit the transactions contemplated by this Agreement or to obtain the damages in respect thereof.

                             7. ACTIONS AT CLOSING.

     7.01 TRANSACTIONS AT THE CLOSING. At the Closing the following events shall occur, each event under the control of one party hereto being a condition precedent to the events under the control of the other party, and each event being deemed to have occurred simultaneously with the other events.

     7.02 DELIVERIES BY IMPERIAL. At Closing, Imperial will deliver to Wexford:

     (a) certified copies of corporate resolutions and other corporate proceedings taken by Imperial to authorize the execution, delivery and performance of this Agreement; and

     (b) Certificates of Incumbency and signatures of officers of Imperial dated as of the date of this Agreement.

     7.03 DELIVERIES BY WEXFORD. At Closing, Wexford shall deliver to Imperial:

     (a) such bills of sale, deeds, mineral deeds, assignments, certificates of title, stock certificates and other instruments of transfer, assignment and conveyance as Imperial shall reasonably request to vest in Imperial good and marketable title to the Acquired Assets; and

     (b) certified copies of corporate resolutions and other corporate proceedings taken by Imperial to authorize the execution, delivery and performance of this Agreement; and

     (c) duly executed copies of consents to the assignment, if necessary, of any outstanding notes or accounts payable from the third parties owed by Wexford.

                                 8. TERMINATION.

     8.01 TERMINATION OF THE AGREEMENT. The parties may terminate this Agreement as provided below:

     (a) Imperial and Wexford may terminate this Agreement by mutual written consent at any time prior to the Closing;

     (b) Imperial may terminate this Agreement by giving written notice to Wexford on or before the Closing Date if Imperial is not satisfied with the results of its continuing business, legal and accounting due diligence regarding Wexford;

     (c) Imperial may terminate this Agreement by giving written notice to Wexford at any time prior to the Closing (i) in the event Wexford has breached any material representation, warranty or covenant contained in this Agreement in any material respect, Imperial has notified Wexford of the breach and the breach has continued without cure for a period of 10 days after the notice of breach or
(ii) if the Closing shall not have occurred on or before February 28, 1999, or such later date as may be agreed to by Imperial and Wexford in writing, by reason of the failure of any condition precedent under Section 6.01 hereof (unless the failure results primarily from Imperial itself breaching any representation, warranty or covenant contained in this Agreement); and

     (d) Wexford may terminate this Agreement by giving written notice to Imperial at any time prior to the Closing (i) in the event Imperial has breached any material representation, warranty or covenant contained in this Agreement in any material respect, Wexford has notified Imperial of the breach and the breach has continued without cure for a period of 10 days after the notice of breach or
(ii) if the Closing shall not have occurred on or before February 28, 1999, or such later date as may be agreed to by Imperial and Wexford in writing, by reason of the failure of any condition precedent under Section 6.02 hereof (unless the failure results primarily from Wexford itself breaching any representation, warranty or covenant contained in this Agreement).

     8.02 EFFECT OF TERMINATION. If either Imperial or Wexford terminates this Agreement pursuant to Section 8.01 above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party.

                                9. MISCELLANEOUS.

     9.01 SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES. Except as otherwise specifically provided, the covenants, representations and warranties contained herein shall expire and be terminated and extinguished at the Closing Date.

     9.02 GOVERNING LAW. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Nevada.

     9.03 NOTICES. Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by registered mail or certified mail, postage prepaid if addressed as follows:

     To: Imperial

         Imperial Petroleum, Inc.
         100 NW Second Street, Suite 312
         Evansville, IN 47708

         Attention: Mr. Jeffrey T. Wilson,
                    President


     To: Wexford

         Wexford Technology, Inc.
         5555 North Three Notch Street
         Troy, AL 36081

         Attention: Mr. Carleton B. Foster
                    Vice President

     9.04 NO ASSIGNMENT. This Agreement may not be assigned by either party or by operation of law or otherwise and, in the event of an attempted assignment, this Agreement shall terminate.

     9.05 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.

     9.06 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     9.07 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.08 AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Imperial and Wexford. No waiver by an party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     9.09 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     9.10 EXPENSES. Except as otherwise expressly provided herein, each of the parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     9.11 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.


                                       IMPERIAL PETROLEUM, INC.


                                       BY: /s/ JEFFREY T. WILSON
                                           -------------------------------------
                                           JEFFREY T. WILSON
                                           PRESIDENT

                                       WEXFORD TECHNOLOGY, INC.



                                       BY:
                                           -------------------------------------
                                           JEFFREY T. WILSON
                                           PRESIDENT

                                   EXHIBIT A


DESCRIPTION:

STOCKS:

     100% of the capital stock of Waste Conversion Corporation, a Delaware corporation, including all equipment, inventory, vehicles, buildings, spare parts, leases, claims, rights of way, or any other rights or obligations owned by or used in the operations of the company. Includes all notes and accounts receivable, notes and accounts payable and any and all assets and liabilities of the company. (See attached unaudited financial statements for Waste Conversion).

AGREEMENTS:

     That certain Agreement to Exchange Stock by and between Wexford Technology, Inc. and AquaDyn Technologies, Inc. dated November 26, 1997, including all amendments thereto.

     That certain Joint Venture Agreement for The Recovery of Precious Metals by and between Wexford Technology, Inc. and Phoenix Metals, Inc. dated June 3, 1997, including all amendments thereto.

     That certain Joint Venture Agreement for the Recovery of Crude Oil by and between Waste Conversion Corporation and Crude Environmental Technologies, LLC dated August 20, 1998, including all amendments thereto.

NOTES AND ACCOUNTS RECEIVABLE:

     That certain Note Receivable from AquaDyn Technologies, Inc. in the principal amount of $218,300 as of January 31, 1999 and the Account Receivable from AquaDyn Technologies, Inc. represented by accrued interest thereon in the amount of $19,647 as of January 31, 1999.

NOTES AND ACCOUNTS PAYABLE:

     Those certain Notes and Accounts Payable as outlined below, including accrued interest thereon:

     NOTES PAYABLE

                                                  AS OF JANUARY 31, 1999
NAME                            DATE OF NOTE            PRINCIPAL
----                            ------------            ---------

Thomas J. Patrick                 9/25/97               $ 25,000
Phillip R. Archer                 8/19/97               $ 50,000
Eric Dezell                       1/17/95               $ 10,000
John P. Byrne                     8/19/98               $ 53,878
Howard S. Farmer                  8/15/98               $ 26,939
Robert Novenson                   7/14/94               $  7,500
John P. Nordhaus                  2/27/94               $ 25,000
Jeffrey S. Rogge                  3/ 7/94               $ 25,000
George L. Hagen                   7/14/94               $ 12,500
HN Corporation                    1/20/98               $ 25,000
Imperial Petroleum, Inc.          8/28/97               $467,835
Jeffrey T. Wilson                 1/5/98                $ 25,000
TOTAL                                                   $753,652

                              EXHIBIT "A" (C0NT'D)


          ACCOUNTS PAYABLE

                                                    AS OF JANUARY 31, 1999
         DESCRIPTION:                                       TOTAL
         ------------                                       -----

        WCC Accounts Payable                               $175,028
        Jeffrey T. Wilson - Account Payable                $425,000
        Imperial Petroleum, Inc. - Account Payable         $ 45,000
        TOTAL                                              $645,028

NOTE: IT IS THE EXPRESS INTENT OF THE PARTIES HERETO THAT WHETHER LISTED OR NOT, IMPERIAL WILL ACQUIRE ALL OF THE ASSETS AND LIABILITIES OF WEXFORD AT THE TIME OF THE CLOSING.